Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-207544, 333-181726, 333-108214, 333-106403, 333-68598 and 333-95157) on Form S-8 of Camden National Corporation and Subsidiary of our reports dated March 11, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Camden National Corporation and Subsidiary, appearing in the Annual Report on Form 10-K of Camden National Corporation and Subsidiary for the year ended December 31, 2019.

/s/ RSM US LLP

New York, New York
March 11, 2020